UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under §240.14a-12.

KIRKLAND’S, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Robert E. Alderson

President and Chief Executive Officer

April 30, 2013

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on June 4, 2013 at 2:00 p.m. Central Time at The Hutton Hotel, 1808 West End Avenue, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.

If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to our Investor Relations Department, Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting; regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.

I look forward to seeing you on June 4th.

Sincerely,

Robert E. Alderson

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 4, 2013

2:00 p.m. Central Daylight Time

The Hutton Hotel

1808 West End Avenue

Nashville, Tennessee

April 30, 2013

Dear Shareholder:

You are invited to the Annual Meeting of Shareholders of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect two directors, Murray M. Spain and Ralph T. Parks, each for a term of three years;

•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

•	Approve the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan, including an increase in the number of common shares available for issuance thereunder;

•	Hold an advisory vote on executive compensation; and

•	Vote on any other business properly brought before the meeting.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 4, 2013.

THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.

By order of the Board of Directors,

W. Michael Madden
Senior Vice President, Chief Financial Officer and Secretary

IMPORTANT

It is important that your shares be represented at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting, you must have an admission ticket or other proof of share ownership as of the record date.

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a shareholder who held Kirkland’s common stock as of the record date of the Annual Meeting.

Registration will begin at 1:30 p.m., Central Daylight Time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

i

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

Our Board of Directors is soliciting proxies for use at our annual meeting of shareholders to be held on June 4, 2013 (the “Annual Meeting”) and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending February 2, 2013 (“fiscal 2012”) on or about April 30, 2013.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect two directors;

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

3.	Approve the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan, including an increase in the number of common shares available for issuance thereunder; and

4.	Hold an advisory vote on executive compensation.

5.	In addition, other business properly brought before the meeting will be conducted.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 8, 2013. You will have one vote for each share of Common Stock. As of April 8, 2013, there were 17,085,655 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•

Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•

In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•

Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•

Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Shareholders of record receive the proxy materials, including a proxy card, from the Company, whereas shareholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from the bank or broker. If you are a shareholder of record, unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director, FOR the approval of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal 2013, FOR the approval of the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan and FOR the ratification of the compensation of the named executive officers, as disclosed in this proxy statement, pursuant to an advisory vote on executive compensation. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Shareholders who hold their shares in street name should refer to “Broker Non-Votes” below for information concerning the voting of their shares on any matter for which they do not provide instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provide, or by telephone or Internet as provided elsewhere herein.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting. Shares represented by proxies that withhold authority to vote in the election of directors will not be counted in the election of directors in favor of any nominee and will have no effect on the director election.

The ratification of E&Y as our independent registered public accountants for fiscal 2013, the approval of the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan, the advisory vote on executive compensation, and any other actions properly presented at the Annual Meeting are approved if the votes cast in favor of the action exceed the votes cast opposing the action

Shares represented by proxies that are properly marked “abstain” will be counted for purposes of determining the presence of a quorum at the 2013 Annual Meeting. Shares represented by proxies that abstain from voting on the ratification of E&Y as our independent registered public accountant for fiscal 2013, the approval of the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan, or the advisory vote on executive compensation will not have any effect on the outcome of those votes.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules. The election of directors, the approval of the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan and the advisory vote related to executive compensation are considered non-routine matters and bank / broker discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors, the approval of the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals. In contrast, the ratification of auditors is a discretionary matter, so your broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of E&Y as our independent registered public accounting firm even if you do not give your broker or other nominee instructions on how to vote your shares with respect to that proposal. Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because the Company has a plurality voting standard for the election of directors, and the other proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action, broker non-votes will have no effect on the outcome of the vote on any of the proposals contained in this Proxy Statement.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc.

2501 McGavock Pike, Suite 1000

Nashville, TN 37214

Attention: W. Michael Madden

Senior Vice President, Chief Financial Officer and Secretary

; or

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

II. THE PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors consists of three classes of directors, including one class of three directors and two classes of two directors. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. Currently, there are seven incumbent directors, consisting of two in Class II whose terms will expire at this Annual Meeting, two in Class III whose terms will expire at the 2014 Annual Meeting and three in Class I whose terms will expire at the 2015 Annual Meeting.

The nominees for director this year are Murray M. Spain and Ralph T. Parks. Information about the nominees, the continuing directors and the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that each of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote “FOR” the election of Murray M. Spain and Ralph T. Parks to the Board of Directors.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

Our audit committee (the “Audit Committee”) has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year 2013. In deciding to engage E&Y, our Audit Committee noted that there were no auditor independence issues raised with E&Y.

Our Board of Directors recommends that the shareholders ratify the selection of E&Y as our independent registered public accounting firm. This appointment will be submitted to our shareholders for ratification at the Annual Meeting. The submission of the appointment of E&Y is required neither by law nor by our bylaws. Our Board of Directors is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by our Board of Directors. If E&Y shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Board of Directors will appoint another independent registered public accounting firm.

Our Audit Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Board Committees: Audit Committee,” at page 14, and “Audit Committee Report” at page 34. For additional information about E&Y see “Independent Registered Public Accounting Firm” on page 34 of this proxy statement.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2013.

Proposal 3 — Approval of the Amended and Restated Kirkland’s, Inc. 2002 Equity Incentive Plan

At the Annual Meeting, shareholders will be asked to approve an amendment and restatement of the Company’s 2002 Equity Incentive Plan (the “2002 Plan”). Such approval will require the affirmative vote of majority of the votes cast by all shareholders entitled to vote thereon at the Annual Meeting. If approved, the number of shares of Common Stock available for issuance under the 2002 Plan will be increased from 2,500,000 to 3,500,000. The terms of the 2002 Plan and information regarding options granted thereunder are summarized below.

Background

The 2002 Plan allows us to grant executive officers, key employees, members of our Board of Directors and other service providers of the Company stock options, stock appreciation rights, restricted stock, performance awards and restricted stock units. The purpose of granting awards under the 2002 Plan is to enhance our long-term performance and to provide the selected individuals with an incentive to improve our growth and profitability by acquiring a proprietary interest in our success. The 2002 Plan was originally approved by our Board of Directors on April 17, 2002 and by our shareholders on May 24, 2002, prior to the time that we became a publicly held company. The 2002 Plan was re-approved on June 4, 2007 at that year’s annual meeting of shareholders solely for reasons related to Section 162(m) of the Internal Revenue Code (the “Code”) and we have not previously asked shareholders to approve an increase in the available shares under the 2002 Plan since its adoption in 2002. We have been disciplined and measured in our use of equity based pay, as evidenced by the fact that 11 years after the 2002 Plan’s adoption, we still have not exhausted the 2,500,000 million shares originally reserved under the 2002 Plan.

As of February 2, 2013, 312,937 shares of Common Stock remained available for issuance in respect of new awards under the 2002 Plan. Consistent with historical practice, it is expected that the Compensation Committee will make annual awards to employees under the 2002 Plan immediately following our 2013 Annual Meeting. However, the size, terms and recipients of such grants have not yet been determined.

The Board of Directors is concerned that the number of shares remaining under the 2002 Plan will not be sufficient to support our equity incentive programs beyond the twelve months following the annual meeting of shareholders and, accordingly, has adopted the amended and restated 2002 Plan, subject to shareholder approval. The 2002 Plan (as amended and restated) increases the number of shares of Common Stock available for issuance under the 2002 Plan by 1,000,000. Based on our historical share utilization with respect to the 2002 Plan, we expect that the additional shares requested hereunder will support our equity incentive programs for three to four fiscal years.

Reasons for Shareholder Approval

The Board of Directors seeks shareholder approval of the amended and restated 2002 Plan to comply with applicable Nasdaq listing requirements. Approval of the 2002 Plan will also extend by ten years (until the 10th anniversary of the Annual Meeting) the period during which the Board of Directors or the Compensation Committee may grant “incentive stock options” under the 2002 Plan, which options have the potential to provide the recipients with certain advantageous federal income tax treatment, as further described below under the heading “Federal Income Tax Consequences of the Awards Granted under 2002 Plan.”

Approval of the 2002 Plan is also sought to continue to permit the 2002 Plan to be used for the grant of awards eligible for exemption from the deduction limitation of Section 162(m) of the Code (see “Section 162(m),” below, for more information). Section 162(m) limits the federal income tax deductions a publicly held company can claim in any year for compensation in excess of $1,000,000 paid to any of its “covered employees.” For this purpose, “covered employee” generally means a company’s chief executive officer and its next four most highly paid officers. Stock options and stock appreciation rights with an exercise price not less than the fair market value of the subject shares on the date of grant and that are granted by a committee comprised solely of two or more “outside directors” under a shareholder approved plan are generally exempt from the $1,000,000 per executive, per year limit. Additionally, certain other awards of performance-based compensation that are granted under plans approved by a company’s shareholders are not subject to the Section 162(m) deduction limit if the plan specifies the (i) the class of eligible employees, (ii) the types of business criteria on which performance-based awards are based and (iii) the maximum amount of cash or shares that can be provided to any employee for performance-based awards. The amended and restated 2002 Plan reflects changes to enable us to make awards of this type.

Finally, approval of the 2002 Plan will also affirm the 2002 Plan’s existing eligibility criteria (as described below under the heading “Types of Awards and Eligibility”) and existing limit on the number of shares subject to awards granted to a single participant in one calendar year (as described below under the heading “Shares Subject to the Plan”).

The 2002 Plan (as amended and restated) will not become effective unless and until shareholder approval is obtained. If shareholders do not approve this Proposal 3, the 2002 Plan will instead remain in effect in accordance with its pre-existing terms and without giving effect to the amendment and restatement of the 2002 Plan.

Board Recommendation

The Board of Directors believes that approval of the 2002 Plan (as amended and restated) is necessary to enable us to (i) continue to provide reasonable and competitive compensation to its employees and other service providers and thereby attract and retain the most qualified personnel, and (ii) continue to link pay to performance and thereby encourage the creation of additional shareholder value.

Accordingly, the Board of Directors recommends that you vote “FOR” the approval of the amended and restated 2002 Plan.

Description of the Plan

The following is a summary of the principal features of the 2002 Plan. This summary does not purport to be a complete description of all the provisions of the 2002 Plan. It is qualified in its entirety by reference to the full text of the 2002 Plan (as proposed to be amended and restated), which is attached as Appendix A to this proxy statement.

Administration. The 2002 Plan may be administered by our Board of Directors or by a committee of two or more non-employee directors appointed by our Board of Directors. However, the Board of Directors may also delegate the authority to grant Awards to persons other than officers and non-employee directors to a committee composed of one or more directors, who may also be officers. For the remainder of this discussion, the body that administers the 2002 Plan is referred to as the “Plan Administrator.”

The Plan Administrator interprets the 2002 Plan, selects grantees and determines the terms of each award granted under the 2002 Plan (each “Award”), including (without limitation) vesting terms, exercise prices for stock options and post-termination exercise periods for stock options and stock appreciation rights.

There are no predetermined formulas or other specific criteria required to be used to determine the grantees and terms of Awards. However, in the past, Awards have been issued after consideration of the grantee’s position and responsibilities, the value of the grantee’s services to us, the grantee’s past and potential future contribution to our success, the period the grantee is expected to remain in service with us and such other factors as the Plan Administrator then deemed relevant, in its discretion.

A. Shares Subject to the Plan. Awards are presently outstanding for 1,664,906 shares under the 2002 Plan and 312,937 shares are available for additional Awards. If the amended and restated 2002 Plan is approved, 1,000,000 additional shares of common stock will be available for issuance under the 2002 Plan. No Participant will receive stock options or stock appreciation rights under the 2002 Plan with respect to more than 500,000 shares of our common stock in any calendar year. The maximum dollar value payable in respect to performance-based awards valued in cash or with reference to property other than our common stock and granted to any participant in any one calendar year is $1,600,000 million.

B. In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction, equitable adjustments will be made to the number of shares reserved for issuance under the 2002 Plan, to the limit on the number of shares that may be subject to stock options or stock appreciation rights granted to a single person in any calendar year and to the number, kind and price of shares subject to outstanding Awards.

C. Shares subject to forfeited, cancelled or expired Awards become available for grant again under the 2002 Plan. In addition, shares surrendered in payment of the exercise price or withholding obligation associated with an Award become available for grant again under the 2002 Plan.

Types of Awards and Eligibility. The 2002 Plan allows the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to be made to employees, directors, consultants and other individuals who perform services for us or our subsidiaries.

Stock Options. The 2002 Plan permits us to grant both incentive and non-qualified stock options. The exercise price of a stock option granted under the 2002 Plan may be paid in cash or by such other means as the Plan Administrator may accept. No stock option issued under the 2002 Plan may have a term longer than ten years and, except upon death (or unless otherwise specified by the Plan Administrator) no stock option issued under the 2002 Plan may be transferred.

Stock Appreciation Rights. Participants may also receive Awards of stock appreciation rights, either alone or in tandem with a stock option. A stock appreciation right entitles the grantee to receive a payment from us upon exercise, either in cash or shares of our common stock, equal to the excess of the fair market value of our common stock on the date of exercise over the fair market value of our common stock on the date of grant. Unless otherwise specified by the Plan Administrator, stock appreciation rights granted under the 2002 Plan have a term of 10 years. Except upon death (or unless otherwise specified by the Plan Administrator) no stock appreciation right issued under the 2002 Plan may be transferred.

Restricted Stock. We may also grant restricted stock under the 2002 Plan. Until vested, shares of restricted stock may not be sold or otherwise transferred. Unless otherwise determined by the Plan Administrator, an award of restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon.

Restricted Stock Units. The 2002 Plan also provides for the grant of restricted stock units. A restricted stock unit entitles the grantee to a share of our common stock (or the value of a share of our common stock paid in cash) at end of a specified period, provided any applicable vesting conditions are satisfied in the meantime. Unless and until shares are distributed in settlement of restricted stock units, restricted stock units carry no voting or dividend rights or other rights associated with stock ownership.

Performance Awards. The Plan Administrator may grant performance awards under the 2002 Plan, which may be denominated as a number of shares of our Common Stock or in cash (or a combination of both). Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted, settled or becoming vested.

The performance criteria associated with that award will be based on one or more of the following: (1) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, earnings per share, after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on shareholders’ equity, the price of our Common Stock or a combination of the foregoing; (2) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or other public or private debt or financial obligations; (3) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or (4) such other business criteria specified by the Plan Administrator, provided that such criteria does not cause a performance award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. Performance goals may be established on a Company-wide basis, or with respect to one or more business units, divisions, affiliates or products. In addition, performance goals may be established in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

The Plan Administrator may provide, at the time a performance goal is established, that adjustments will be made to the applicable performance goal to take into account, in the manner specified by the Plan Administrator, the impact of one or more of the following: (1) gain or loss from all or certain claims and/or litigation and insurance recoveries, (2) the impairment of tangible or intangible assets, (3) stock-based compensation expense, (4) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (5) restructuring activities reported in the Company’s public filings, (6) investments, dispositions or acquisitions, (7) gain or loss from the disposal of certain assets, (8) gain or loss from the early extinguishment, redemption, or repurchase of debt, (9) cash or non-cash charges related to store closing expenses, (10) changes in accounting principles that become effective during the performance period, or (11) such other items specified by the Plan Administrator, provided that such adjustment does not cause a performance award intended to constitute qualified performance-based compensation under Section 162(m) of the Code to cease to so qualify. Each of the adjustments described in this paragraph may relate to the whole Company or to any subsidiary, division or other operational unit of the Company, as determined by the Plan Administrator at the time the performance goals are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Plan Administrator. Finally, adjustments will be made as necessary to any business criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and reorganizations.

The adoption, disclosure and approval of the foregoing performance criteria are intended to enable the issuance of awards that will constitute “qualified performance-based compensation” exempt from the deduction limitations of Section 162(m) of the Code.

Change in Control. Upon or in anticipation of a change in control, the Plan Administrator may take any of the following actions without the consent of the affected participant(s): (i) accelerate the vesting of any Award; (ii) cancel any stock option in exchange for a stock option to purchase common stock of a successor corporation; (iii) exchange restricted stock for cash or other substitute consideration; or (iv) cancel any stock option or stock appreciation right in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of shares of our common stock subject to that stock option or stock appreciation right, multiplied by (B) the difference, if any, between the fair market value per share of our common stock on the date of the change in control and the exercise price of that stock option or stock appreciation right.

As used in the 2002 Plan, a “change in control” means generally (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by our shareholders, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our then outstanding capital stock to one or more persons, (ii) the sale of substantially all our assets, or (iii) our liquidation or dissolution.

Amendment and Termination of the 2002 Plan. No amendment to the 2002 Plan that would increase the number of shares available for issuance under the 2002 Plan (other than to reflect a recapitalization, reorganization, merger, stock split, stock dividend or other similar event or transaction) or that would expand the class of eligible participants will be made without the approval of our shareholders. Except as otherwise provided above, or as may otherwise be limited by law, regulation or stock exchange rule, our Board of Directors may amend, alter or discontinue the 2002 Plan at any time.

The 2002 Plan will continue in effect until terminated, provided that no incentive stock options will be granted under the 2002 Plan after the 10th anniversary of the latest approval or re-approval of the plan by our shareholders.

Repricing. The Plan Administrator may not, without obtaining prior approval of the Company’s shareholders: (i) implement any cancellation/re-grant program pursuant to which outstanding Options under the 2002 Plan are cancelled and new Options are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options under the 2002 Plan with exercise prices or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in equity securities of the Company or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options under the 2002 Plan.

Federal Income Tax Consequences under the 2002 Plan

Set forth below is a general description of the federal income tax consequences relating to grants made under the 2002 Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

The Plan is not intended to meet the qualification requirements of Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Non-Qualified Stock Options. There are no federal income tax consequences to grantees or to us upon the grant of a non-qualified stock option. Upon the exercise of non-qualified stock options, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the non-qualified stock options and we will generally be entitled to a corresponding federal income tax deduction.

Incentive Stock Options. Grantees will not be subject to federal income taxation upon the grant or exercise of incentive stock options. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an incentive stock option that does not occur within one year after the exercise or within two years after the grant of the incentive stock option generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option exercise price and we will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the incentive stock option or within two years from the date of grant (a “disqualifying disposition”), the grantee generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. We generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the grantee.

Stock Appreciation Rights. The grantee will not recognize any income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the grantee will recognize ordinary income equal to the value of the cash or stock received upon such exercise, and we will be entitled to a corresponding deduction.

Restricted Stock. A grantee normally will not recognize taxable income upon the award of a restricted stock grant, and we will not be entitled to a deduction, until the earlier of the time that such stock is transferable by the grantee or is no longer subject to a substantial risk of forfeiture. When the common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary income equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any. We will be entitled to a deduction in the same amount.

A grantee may, however, elect to recognize ordinary income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of the shares on the date of grant, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In that case, we will be entitled to a congruent deduction in the same year, and any gain or loss recognized by the grantee upon a subsequent disposition of the shares will be capital gain or loss. If, after making the election, the restricted stock is forfeited, the grantee will not be entitled to any tax deduction or refund.

Restricted Stock Units. A grantee of restricted stock units will not recognize any taxable income at the time of grant. Upon distribution of shares or cash in respect of a restricted stock unit, the fair market value of those shares or the amount of that cash, as applicable will be taxable to the grantee as ordinary income and we will be entitled to a congruent deduction.

Performance Awards. If a performance award is settled by the issuance of unrestricted shares of our Common Stock, the participant receiving the shares will recognize ordinary income equal to the value of the shares at the time of issuance and we will be entitled to a congruent deduction. Those shares will then have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss. If a performance award is settled by the issuance of another type of award under the 2002 Plan, the tax consequences of that other award will be the same as described above with respect to the relevant type of award. If a performance award is settled in cash, the participant will recognize ordinary income equal to the value of the cash received and we will be entitled to a congruent deduction.

Section 162(m). Section 162(m) of the Code limits the federal income tax deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are “named executive officers” in the summary compensation table in the issuer’s proxy statement, excluding the issuer’s principal financial officer). “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. Under the 2002 Plan, options or stock appreciation rights granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that awards under the 2002 Plan will be fully deductible under all circumstances.

New Plan Benefits

Awards may be made from time to time at the discretion of the Plan Administrator. However, the number of shares and other terms of any future grants have not yet been determined. Therefore, the future benefits to any eligible grantee under the 2002 Plan cannot currently be determined. Information regarding our recent equity compensation practices is presented below, under the heading “Executive Compensation.”

Equity Compensation Plan Information

The following table provides information regarding the number of securities already issued and those remaining available for issuance under our equity compensation plans as of February 2, 2013.

Plan category	(a) Number of Securities to be issued upon exercise of outstanding securities	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities)
Equity compensation plans approved by security holders	1,664,906	$11.07	384,069
Equity compensation plans not approved by security holders	—	—	—

Total	1,664,906	$11.07	384,069

Proposal 4 — Advisory Vote Related to Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis” on page 21, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic goals and the realization of increased shareholder value. Please read the “Executive Compensation — Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” this Proposal 4 to ratify the compensation of the named executive officers as disclosed in this proxy statement.

III. BOARD OF DIRECTORS

Nominees for Director

Class II — Term Expiring in 2016

Murray M. Spain

Principal Occupation: Retired Co-Founder of Dollar Express, Inc.

Age: 69

Director Since: 2001

Mr. Spain was the co-founder of Dollar Express, Inc. and acted as its President and Chief Operating Officer from its inception in 1961 until May 2000, when Dollar Express merged with Dollar Tree Stores, Inc. At that time, Dollar Express was a chain of 126 retail stores in five states. Mr. Spain graduated from Temple University with a BA in accounting in 1965. Mr. Spain’s extensive experience in managing a retail business and operating over one hundred stores over five states enables him to evaluate our business and identify potential opportunities for growth and improvement.

Ralph T. Parks

Principal Occupation: President of RT Parks, Inc., a retailer of New Balance® footwear and apparel.

Age: 67

Director Since: 2004

Mr. Parks served as the interim Chief Executive Officer of Heelys, Inc. from February 2008 until May 2008, but has otherwise been retired since 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction, USA, an athletic footwear and apparel retailer. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the Board of Directors of Hibbett Sporting Goods, Inc. Mr. Parks’ experience in the retail industry — both in the board room and as an executive officer — contributes to the Board’s ability to assess our performance and to develop appropriate oversight mechanisms and initiatives.

Directors Continuing in Office

Class I — Term Expiring in 2015

Steven J. Collins

Principal Occupation: Managing Director of Advent International, a private equity investment firm.

Age: 44

Director Since: 2004

Mr. Collins has been a director of Kirkland’s, Inc. since November 2004. Mr. Collins is a Managing Director of Advent International. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and its Treasurer from January 1998 to December 1998. Before joining Kirkland’s, Mr. Collins was an Associate at Advent International from 1995 to 1997. Mr. Collins also serves on the Board of Directors of Party City Holdings, Inc. and several privately held businesses and served on the board of lululemon athletica inc. through June 2009. Mr. Collins received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Collins brings substantial retail experience to our Board (from his role at Party City and lululemon athletica in particular), and contributes insight into appropriate Board roles and corporate governance issues based on the directorships he has held and continues to hold.

R. Wilson Orr, III

Principal Occupation: Chairman of the Board of Kirkland’s; Managing Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation.

Age: 50

Director Since: 1996

Mr. Orr has been Chairman of our Board of Directors since March 2006. Since 1993, Mr. Orr has been a Managing Partner of SSM Partners, a private equity investment firm. He joined SSM Partners in 1988 as a Vice President. From 1984 to 1988, Mr. Orr worked in corporate lending at Chemical Bank. Mr. Orr received a B.S. degree from Vanderbilt University. Mr. Orr brings significant experience to our board having served and continuing to serve on numerous other boards and assisting management with a full range responsibilities including long-term strategic planning.

Miles T. Kirkland

Principal Occupation: Vice President and Portfolio Manager with Nashville Bank and Trust Company, a full-service bank and wealth management company.

Age: 41

Director Since: 2008

From 2010 until April 2013, Mr. Kirkland was a Principal with Mastrapasqua Asset Management, a private asset management firm, where he previously served as a Senior Research Analyst and Associate Portfolio Manager from 2007 to 2010. He joined Mastrapasqua Asset Management in 2000 as a Research Analyst. Before joining Mastrapasqua, he spent three years working with Kirkland’s in store operations. He received a B.A. in English from The University of the South in 1994 and an M.B.A. from Vanderbilt University Owen Graduate School of Management in 2000. Mr. Kirkland is also a CFA Charterholder. Mr. Kirkland brings to the Board his experience as an employee of Kirkland’s (in store operations), as well as his general business experience, which enable him to accurately assess our performance and advise on new strategies.

Class III — Term Expiring in 2014

Robert E. Alderson

Principal Occupation: President and Chief Executive Officer of Kirkland’s

Age: 66

Director Since: 1986

Mr. Alderson has been a Director of Kirkland’s since September 1986 and has been Chief Executive Officer of Kirkland’s since February 2006. He also served as Chief Executive Officer of Kirkland’s from March 2001 to May 2005. He currently serves as President of Kirkland’s, and he also served as President from February 2006 to March 2006 and as President from November 1997 to May 2005. He served as Chief Operating Officer of Kirkland’s from November 1997 through March 2001 and as Vice President or Senior Vice President of Kirkland’s since joining in 1986 through November 1997. He also served as Chief Administrative Officer of Kirkland’s from 1986 to 1997. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson. Mr. Alderson represents our management and their views to the Board; his deep understanding of our business from his 25 years of experience with Kirkland’s enables him to keep the Board fully informed of developments throughout the Company.

Carl T. Kirkland

Principal Occupation: Retired Co-Founder of Kirkland’s, Inc.

Age: 72

Director Since: 1966

Mr. Kirkland has served as a director of the Company since he co-founded Kirkland’s in 1966 and he served as Chief Executive Officer from 1966 through March 2001 and President from 1966 through November 1997. Mr. Kirkland also served as Chairman of the Board from June 1996 to November 2004. He has over 45 years of experience in the retail industry. Mr. Kirkland also serves on the Board of Directors of Hibbett Sporting Goods, Inc. Mr. Kirkland brings to the Board a knowledge of the history and evolution of Kirkland’s from its inception; his experience as a long-standing director of another retailer, Hibbett Sporting Goods, also informs his understanding of the business and its place in the context of the retail sector.

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors of the Company is led by a Chairman of the Board and chairmen of the various Board committees. The Company has determined that it is appropriate for the Chairman of the Board to be an independent director, so that the same person does not fill the roles of chairman and chief executive officer. While such a dual role is permitted, the Company desires to establish a measure of board independence by appointing an independent director to serve as Chairman of the Board. If the CEO or another insider ever serves as Chairman of the Board in the future, we would anticipate that a Lead Independent Director, elected by the independent directors, would preside over executive sessions of the independent directors. In addition to preserving the independence of the Board of Directors as a whole, each of the committees of the Board of Directors is chaired by an independent director (and is comprised only of independent directors), in accordance with applicable exchange rules. The Board of Directors believes its current structure and operation, as described herein, properly safeguards the independence of the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on the Company’s investor website at www.kirklands.com under “Investor Relations — Corporate Governance — Governance.”

Board Independence

Consistent with the listing standards of The Nasdaq Stock Market (“Nasdaq”) and the regulations promulgated by the Securities and Exchange Commission (“SEC”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that the following directors, constituting a majority of the Company’s directors, are independent directors within the meaning of the applicable Nasdaq listing standards: Steven J. Collins, Carl T. Kirkland, R. Wilson Orr, III, Ralph T. Parks, Miles T. Kirkland, and Murray M. Spain. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board of Directors and Committee Meetings

During fiscal 2012, the Board of Directors held six regular meetings. All directors at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served, except for Mr. Collins. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. Four members of the Board of Directors attended the 2012 annual meeting of shareholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations — Corporate Governance — Committees.” The principal duties of the Audit Committee, among other things, are to:

•	review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board for consideration and approval;

•

review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;

•

obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;

•

adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	establish, review and update policies for approving related party transactions; and monitor implementation of such policies; and

•	review and approve any transactions between the Company and related parties.

Members: Mr. Orr (Chairman), Mr. Parks, Mr. M. Kirkland and Mr. Spain. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows. Because the Board of Directors believes that the current members of the Company’s Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

Number of Meetings in fiscal 2012: 9

Compensation Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations — Corporate Governance — Committees.” Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The principal duties of the Compensation Committee, among other things, are to:

•

review and recommend to the Board of Directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;

•	review and recommend to the Board of Directors new executive compensation programs;

•	grant awards under our equity incentive plans and establish the terms thereof;

•	review and recommend to the Board of Directors the terms of any employment agreement executed by the Company with an executive officer of the Company;

•	review and recommend to the Board of Directors the appropriate structure and amount of compensation for the Directors;

•	oversee all matters relating to the outcome of shareholder advisory votes on executive compensation, including recommending the frequency of such advisory votes to the Board of Directors;

•

oversee the appropriate Committee response to a say-on-pay vote that does not achieve the required vote and, based on such result, determine if any compensation arrangement subject to such advisory voting should be modified;

•	review and approve material changes in the Company’s employee benefit plans; and

•	where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.

Members: Mr. Collins (Chairman), Mr. Spain and Mr. Orr. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2012: 6

Governance and Nominating Committee

The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations — Corporate Governance — Committees.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•

Review and make recommendations on the range of skills and expertise which should be represented on the Board of Directors, and the eligibility criteria for individual Board of Directors and committee membership;

•	identify and recommend potential candidates for election or re-election to the Board of Directors;

•	implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and

•	review and recommend to the Board of Directors the appropriate structure of Board committees, committee assignments and the position of chairman of each committee.

Members: Mr. Parks (Chairman), Mr. Orr, Mr. Collins and Mr. Spain. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2012: 2

Director Nomination Process

The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 36 under the heading “Shareholder Proposals for the 2014 Annual Meeting.” The Governance and Nominating Committee applies the same criteria to nominees recommended by shareholders as discussed above.

While the Governance and Nominating Committee does not have a specific diversity policy relating to the composition of the Board of Directors, the Board of Directors does value diversity. The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors. Instead, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board as a whole.

In identifying prospective director candidates, the Governance and Nominating Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Governance and Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board focuses primarily on the information discussed in each director’s biographical information set forth on pages 11 to 13 of this Proxy Statement. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors, which further qualify them for service as members of the Board.

In 2012, this process resulted in the Governance and Nominating Committee’s recommendation to the Board, and the Board’s nomination, of the two incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.

Board of Directors Compensation

Retainer and Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.

Retainer and Fees for Non-employee Directors

The Compensation Committee has approved the following compensation for non-employee directors for their service:

Cash Compensation. Each non-employee director is paid an annual retainer of $30,000, as well as $1,000 for each board meeting attended in person. In addition to the foregoing retainer and meeting fees, our non-employee Chairman of the Board receives an additional annual retainer of $30,000.

Equity Compensation. On the date of each Annual Meeting of Shareholders, each person serving as a non-employee director at the conclusion of the meeting receives a grant of 4,000 restricted stock units (“RSUs”), each representing the right to receive one share of our common stock upon vesting. The RSUs vest one-year from the date of grant (or on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). In the event of a Change in Control, the Company reserves the right to substitute cash or other substitute consideration for the right to receive shares hereunder, provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board) equal to the then current Fair Market Value of the shares subject hereto and provided further that such substitute consideration vests and becomes payable on the same basis as provided herein with respect to these Units and the Shares subject hereto (or on such accelerated basis as may then be determined by the Board, in its discretion).

Board Committees. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $10,000 and the Chairman of the Audit Committee receives an annual retainer of $20,000. Each non-employee director who is a member of our Compensation Committee receives an annual retainer of $7,500 and the Chairman of the Compensation Committee is paid an annual retainer of $15,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $2,500 and the Chairman of the Governance and Nominating Committee receives an annual retainer of $5,000.

Director Compensation Table

The following table provides information about all compensation earned in fiscal 2012 by the individuals who served on our Board of Directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Murray M. Spain	54,000	43,720	97,720
Ralph T. Parks	49,000	43,720	92,720
Steven J. Collins	50,500	43,720	94,220
R. Wilson Orr, III	94,000	43,720	137,720
Miles T. Kirkland	44,000	43,720	87,720
Carl T. Kirkland	34,000	43,720	77,720

(1)	As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 4,000 RSUs on May 30, 2012. The RSUs will vest one-year from the date of grant (or will vest on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal 2012, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).

The following table shows, as of February 2, 2013, the number of all outstanding stock options and RSUs held by non-employee directors:

Name	Number of Options	Number of RSUs
Steven J. Collins	5,000	4,000
Carl T. Kirkland	20,000	4,000
Miles T. Kirkland	7,500	4,000
R. Wilson Orr, III	15,000	4,000
Ralph T. Parks	—	4,000
Murray M. Spain	20,000	4,000

Shareholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Shareholders may contact the Board of Directors by writing to them c/o Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden.

V. SECURITY OWNERSHIP OF KIRKLAND’S

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of April 8, 2013 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the Summary Compensation Table on page 26 below (collectively, the “NEOs” or “named executive officers”); and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name	Number	Percent
Robert E. Alderson(1)	631,747	3.6%
W. Michael Madden(2)	250,578	1.4%
Michelle R. Graul(3)	135,281	*
Steven J. Collins(4)	17,646	*
Carl T. Kirkland(5)	1,000,378	5.6%
Miles T. Kirkland(6)	807,008	4.6%
R. Wilson Orr, III(7)	27,038	*
Ralph T. Parks (8)	12,000	*
Murray M. Spain(9)	32,000	*
Robert Walker(10) Baker Donelson 165 Madison Avenue #2000 Memphis, TN 38103	803,618	4.5%
Wellington Management Company(11) 280 Congress Street Boston, MA 02210	1,295,475	7.3%
Royce & Associates LLC(12) 745 Fifth Avenue New York, NY 10151	1,179,437	6.7%
Blackrock, Inc.(13) 40 East 52nd Street New York, NY 10022	1,403,900	7.9%
Paradigm Capital Management, Inc.(14) Nine Elk Street Albany, NY 12207	1,258,759	7.1%

The Vanguard Group(15) 100 Vanguard Blvd. Malvern, PA 19355	926,668	5.2%
All executive officers and directors as a group (9 persons)(16)	2,913,676	16.4%

*	Less than one percent of class
(1)	Includes (i) options to purchase 258,443 shares of Common Stock held by Mr. Alderson and (ii) 14,500 RSUs that will vest on May 30, 2013.
(2)	Includes (i) options to purchase 165,088 shares of Common Stock held by Mr. Madden and (ii) 11,600 RSUs that will vest on May 30, 2013.
(3)	Includes (i) options to purchase 80,000 shares of Common Stock held by Ms. Graul and (ii) 9,000 RSUs that will vest on May 30, 2013.
(4)	Includes (i) options to purchase 5,000 shares of Common Stock held by Mr. Collins and (ii) 4,000 RSUs that will vest on May 30, 2013.
(5)	Includes (i) options to purchase 20,000 shares of Common Stock held by Mr. Kirkland and (ii) 4,000 RSUs that will vest on May 30, 2013.
(6)	Includes (i) options to purchase 7,500 shares of Common Stock held by Mr. Kirkland, (ii) 4,000 RSUs that will vest on May 30, 2013, and (iii) 784,508 shares held by Mr. Kirkland as trustee of grantor annuity trusts.
(7)	Includes (i) options to purchase 15,000 shares of Common Stock held by Mr. Orr, and (ii) 4,000 RSUs that will vest on May 30, 2013.
(8)	Includes 4,000 RSUs held by Mr. Parks that will vest on May 30, 2013.
(9)	Includes (i) options to purchase 20,000 shares of Common Stock held by Mr. Spain, and (ii) 4,000 RSUs that will vest on May 30, 2013.
(10)	Obtained from Form 13G/A filed December 16, 2011. Robert Walker is the trustee of four irrevocable trusts for the benefit of Carl Kirkland’s family members, and as a result, Mr. Walker may be deemed to beneficially own the shares held by the trusts. Mr. Walker disclaims beneficial ownership of these shares.
(11)	Obtained from Form SC 13G filed on February 14, 2013.
(12)	Obtained from Form SC 13G/A filed on January 14, 2013.
(13)	Obtained from Form SC 13G/A filed on February 1, 2013.
(14)	Obtained from Form SC 13G filed on February 12, 2013
(15)	Obtained from Form SC 13G filed on February 13, 2013
(16)	Includes options to purchase 571,031 shares of Common Stock.

VI. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Overview

The Compensation Committee of the Board of Directors has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our senior management with those of our shareholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motive them to perform to the full extent of their abilities, in the best long-term interests of the shareholders.

During fiscal 2012, the Compensation Committee held six meetings and took the following significant actions:

•	discussed, approved and recommended to the Board of Directors the base salary and bonus packages of our named executive officers;

•	established bonus targets and payout levels for Mr. Alderson, Mr. Madden and Ms. Graul for fiscal 2012; and

•	approved equity grants totaling 87,500 options and 35,000 RSUs to NEOs; and also approved equity grants totaling 87,500 options and 35,000 RSUs to other members of management.

Composition of the Compensation Committee

The Compensation Committee of the Board of Directors currently consists of Steven J. Collins (Chairman), Murray M. Spain and R. Wilson Orr, III.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of the following independent, outside directors: Steven M. Collins (chairman), Murray M. Spain and R. Wilson Orr. Mr. Collins previously served as the Company’s Chief Financial Officer from 1997 to 1998. Except as described in the preceding sentence, no member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under the SEC rules. In addition, during fiscal 2012, none of our executive officers served as any of the following:

•

A member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	A director of another corporation, one of whose executive officers served on the Compensation Committee; or

•

A member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Limited Reliance on Outside Advisors

The Compensation Committee has sought input from compensation consultants in the past (most recently in 2008) and may do so again in the future, but the advice of such consultants has never been central to our executive compensation process or philosophy. Rather, our executive compensation process is driven primarily by the experience and judgment of the Compensation Committee’s members. When applying that judgment, individual members of the Compensation Committee may from time to time review the public filings of other companies, but the Compensation Committee has not identified a specific compensation peer group or otherwise engaged in formal benchmarking.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

At the Annual Meeting of Shareholders held on May 30, 2012, we conducted our second “Say-On-Pay” shareholder advisory vote, as required by the Dodd-Frank Act. The Compensation Committee appreciates that over 98% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in the 2012 Proxy Statement. Our Compensation Committee interprets the results of this vote as an endorsement of existing programs and therefore we have not made material changes to our approach to executive officer compensation. This year we are again providing shareholders with an opportunity to express their views on this topic in another “Say-On-Pay” shareholder advisory vote. For more information, please see “Proposal No. 4 — Advisory Vote Related to Executive Compensation” on page 10.

At the annual meeting of shareholders on June 1, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur on an annual basis. In accordance with the results of this vote, the Board of Directors determined to implement an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

Role of Executives in Establishing Compensation

The Compensation Committee approves and recommends to the Board of Directors all compensation and equity awards to our three named executive officers: Robert E. Alderson, our Chief Executive Officer; W. Michael Madden, our Senior Vice President and Chief Financial Officer; and Michelle R. Graul, our Senior Vice President of Stores and Human Resources. The Compensation Committee reviews the performance of the named executive officers through internal committee discussions and discussions with the executives, and determines the appropriate level of compensation on an annual basis.

Our Chief Executive Officer and Chief Financial Officer regularly attend portions of the Compensation Committee meetings and provide assistance in gathering data and information designed to support the decision-making process of the Compensation Committee. However, the Chief Executive Officer and Chief Financial Officer are excused by the Compensation Committee from such meetings when decisions concerning executive compensation are made. Additionally, the Compensation Committee holds separate meetings outside the presence of management, at which executive compensation decisions are made.

Compensation Philosophy

The key objective of our compensation programs is to attract and retain highly qualified key executives. Once executives have joined the company, our compensation programs must provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness and thereby retain key managers. We offer our executives a combination of cash bonus incentives, equity-based compensation in the form of stock options and RSUs, and the opportunity to participate in an employee stock purchase plan. We believe these incentive programs align with our overall goal of maximizing our long-term financial results and shareholder value.

Elements of Compensation

Executive pay is structured to consist of the following components:

•	Base Salary;

•	Cash bonuses; and

•	Equity awards.

The Committee believes that a significant portion of total compensation for our executives should be allocated to equity incentives that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving company performance goals and individual goals that contribute to increasing the value of the company.

Base Salary

The Compensation Committee strives to ensure that the base salary of company executives and senior management is at or approaching the market median for each position. We benchmark base salaries to those of our peers to ensure that we remain competitive. Based upon the review of peer group data, the base salary levels approved by the Compensation Committee for named executive officers are at or slightly below the average salary levels of the peer group.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years, significant changes in responsibilities, if any, and cost of living adjustments. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures. The Committee’s decisions regarding fiscal 2012 and fiscal 2013 salary increases are reflected below:

	Fiscal 2011	Fiscal 2012	Fiscal 2013
Executive Officer	Base Salary Rate	Base Salary Rate	Base Salary Rate
Robert E. Alderson—Chief Executive Officer & President	$525,000	$545,000	$545,000
W. Michael Madden—Senior Vice President & Chief Financial Officer	$335,000	$345,000	$345,000
Michelle R. Graul—Senior Vice President of Store Operations and HR	$290,000	$300,000	$300,000

Except with respect to the period of a paid medical leave of absence from November 26, 2012 until February 7, 2013, Mr. Alderson served as the Chief Executive Officer and President of the Company at all times during fiscal 2012. During the period of Mr. Alderson’s leave of absence, Mr. Madden assumed the roles of Chief Executive Officer and President in addition to his responsibility as the Company’s Chief Financial Officer and Senior Vice President. Neither Mr. Alderson’s or Mr. Madden’s compensation was modified in any manner in connection with Mr. Alderson’s temporary leave of absence or Mr. Madden’s assumption of the roles of Chief Executive Officer and President on a temporary basis.

Mr. Alderson has advised the Board of Directors that he intends to retire as Chief Executive Officer and President of the Company at the end of fiscal 2013. In connection with Mr. Alderson’s retirement, a search for a new Chief Executive Officer is being conducted by the Board of Directors to identify a successor to Mr. Alderson.

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program has been designed to provide a short-term incentive to our executives based upon pre-determined performance goals for the company and each individual executive. The Compensation Committee determines the amount of the target bonus annually for each executive expressed as a percentage of base salary.

For fiscal 2012, the bonus targets for the named executive officers were 60% of base salary for Ms. Graul, 75% of base salary for Mr. Madden and 100% of base salary for Mr. Alderson. These bonuses for Mr. Alderson, Mr. Madden and Ms. Graul were based entirely on Company performance goals.

Company performance is measured based solely upon the achievement of a specified level of earnings before adjustments for interest and taxes (“EBIT”) as determined through our annual budgeting process. The annual budget is approved by the Board of Directors at the beginning of the fiscal year. The reliance on EBIT is driven by the Compensation Committee’s belief in using a metric that is more closely aligned to bottom line earnings and provides a measure of asset productivity by including depreciation and amortization in the measurement of performance.

The Company performance goal is structured such that 100% payout of the applicable target bonus is attained upon achieving 100% of the Company EBIT goal, with the threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal, maximum bonus (200% of target payout) attained upon achievement of 200% of the EBIT goal and linear interpolation used to determine payouts between these levels of EBIT performance.

Calculation of the performance bonus earned by each executive was based on the Company’s final audited financial statements. The Committee reserves the right to adjust the Company performance target for extraordinary and non-recurring events after it has been established; however, it has not done so during the last six fiscal years. The Compensation Committee may also award discretionary bonuses from time to time to recognize significant achievements and service to the Company, but did not do so in fiscal 2012.

As discussed above, the non-equity incentive plan compensation of our named executive officers during 2012 was based entirely on the achievement of Company financial performance goals, specifically certain levels of EBIT. The Company’s EBIT target for fiscal 2012 was $35,672,000. This target represented an increase of approximately 17% from the Company’s actual EBIT for fiscal 2011 of $30,505,000. The actual EBIT achieved by the Company in fiscal 2012 was $21,528,000 (i.e. 60% of the target EBIT amount) and thus, because Company performance was below 75% of the EBIT target level, NEOs did not receive any payments under the cash bonus program with respect to fiscal 2012.

Equity Based Incentives

Equity awards are generally made to named executive officers upon hire. Thereafter, awards are generally made annually, at the discretion of the Compensation Committee, as part of the Compensation Committee’s annual compensation evaluation process. Equity awards may also be made in special circumstances (for example, to recognize a promotion or achieve a particular retention objective), but these situations are rare. There were no such special circumstances grants in fiscal 2012. The exercise price of each stock option award is based on the closing price of our common stock on the date of the grant (if not a business day, the immediately preceding business day). For newly hired employees receiving stock options, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our common stock on such date.

The Compensation Committee, in its discretion, evaluates potential equity awards primarily based on the number of shares to be allocated in relation to the number of shares outstanding, with additional consideration given to the value of the award in relation to total compensation. The Compensation Committee continually evaluates the type of equity award that is appropriate at the given time in response to changing business conditions with a goal of providing the type of equity award most appropriate to provide the right balance between retention and incentive to build long-term shareholder value. Equity awards have vesting requirements and terms that are similar among the recipients of the awards, providing incentives for employees to stay with the Company and work together to achieve common goals. Stock option awards typically provide for three-year or four-year vesting, with one-third or one-fourth vesting on the first anniversary of the grant date, and the remainder vesting over the succeeding eight quarters or 12 quarters. Beginning with option grants to employees in fiscal 2010 the vesting period was increased from three years to four years in order to further encourage retention of executive officers and to slow recognition of the expense associated with such awards for income statement purposes. Restricted stock unit awards generally provide for three-year “cliff” vesting.

On May 30, 2012, in connection with the Compensation Committee’s annual compensation evaluation process, the Compensation Committee made the following annual equity awards to named executive officers: (a) Mr. Alderson was granted stock options with respect to 35,000 shares and 14,000 RSUs; (b) Mr. Madden was granted stock options with respect to 30,000 shares and 12,000 RSUs; and (c) Ms. Graul was granted stock options with respect to 22,500 shares and 9,000 RSUs. The size of these equity awards was determined by the Compensation Committee after a review of fiscal 2012 performance (and, with respect to Mr. Madden and Ms. Graul, after consultation with Mr. Alderson regarding each executive’s performance in fiscal 2012) and taking into consideration the grantees’ other compensation, the value of our shares on the date of grant and the Compensation Committee’s subjective judgment regarding the size of award necessary to strongly encourage both the retention of the grantees and their continued efforts on our behalf while managing the dilutive impact of the awards

Perquisites

We do not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees.

Severance Benefits

The specific terms of our severance arrangements are discussed below under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.”

The Compensation Committee has noted the prevalence of severance arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. The Compensation Committee also believes that reasonable severance benefits (i) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, and (ii) should be conditioned upon execution of a release of claims against the employer and its affiliates. Accordingly, the Compensation Committee has approved modest severance benefits for both Mr. Madden and Ms. Graul pursuant to which severance is payable upon a termination without Cause or a resignation for Good Reason, subject in each case to Mr. Madden or Ms. Graul executing a release of claims in favor of the Company. With respect to Mr. Alderson, his specific severance benefits are discussed in detail below under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.”

Tax Implications — Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year, unless, in general, the compensation is paid pursuant to a plan that has been approved by our shareholders and is performance-related and non-discretionary. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success.

During the 2013 Annual Meeting of Shareholders, we seek to obtain shareholder approval of the Company’s 2002 Equity Incentive Plan, as amended and restated. Among the changes reflected in that plan restatement are changes intended to provide us with greater flexibility in structuring compensation to be exempt from the limits of Section 162(m).

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Steven J. Collins, Chair
Murray M. Spain
R. Wilson Orr, III

Summary Compensation Table

The following table provides information about all compensation earned in fiscal 2012 by the individuals who served as Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Store Operations and Human Resources. The Company did not have any other named executive officers during fiscal 2012.

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Robert E. Alderson,	2012	542,692	—	153,020	202,650	—	19,274	917,637
President and Chief Executive Officer	2011	522,115	131,250	123,300	188,500	—	42,313	1,007,478
	2010	476,923	—	276,370	417,962	403,617	41,676	1,616,548

W. Michael Madden,	2012	343,846	—	131,160	173,700	—	16,154	664,861
Senior Vice President and Chief Financial Officer	2011	333,846	62,813	98,640	150,800	—	16,310	662,409
	2010	310,000	—	221,096	334,370	196,763	13,766	1,075,995

Michelle R. Graul	2012	298,846	—	98,370	130,275	—	15,306	542,797
Senior Vice President of Store Operations and HR	2011	288,269	43,500	73,980	113,100	—	12,050	530,899
	2010	265,769	—	171,540	259,425	133,193	6,872	836,799

(1)	Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2012 represented 53 weeks ending on February 2, 2013.
(2)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For additional information about the valuation assumptions with respect to equity awards, refer to note 7 of the financial statements of Kirkland’s, Inc. in its Form 10-K for the year ended February 2, 2013, as filed with the SEC on April 18, 2013.
(3)	Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table further details these items.

All Other Compensation

The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table for fiscal 2012:

Description	Mr. Alderson	Mr. Madden	Ms. Graul
401(k) Employer Matching Contribution(1)	$2,097	$2,097	$2,097
Non-Qualified Deferred Compensation Plan Employer Matching Contribution(2)	$6,403	$5,173	$6,403
Group Life Insurance(3)	$41	$41	$41
Disability Insurance(4)	$1,170	$1,170	$1,170
Automobile allowance(5)	$4,564	$7,673	$5,595
Living Expenses(6)	$5,000	—	—

Total	$19,274	$16,154	$15,306

(1)	For fiscal 2012, the Company made a discretionary matching contribution of 50% of the first 6% of compensation for all eligible employees, including executives, subject to IRS limitations.

(2)	This amount represents the difference between the matching contribution actually made to our 401(k) plan and the matching contribution that would have been made to our 401(k) plan, but for certain limitations applicable to qualified plans under the Internal Revenue Code. This amount was contributed to our Non-Qualified Deferred Compensation Plan.
(3)	We provide a certain amount of life insurance coverage for all employees covered by our health insurance plan. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.
(4)	We provide a certain amount of short-term and long-term disability insurance coverage for all employees. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.
(5)	During fiscal 2012, Mr. Alderson, Mr. Madden and Ms. Graul were provided with the use of a company-leased vehicle. The amounts reflected constitute the incremental cost of personal use, determined by multiplying total cost by percentage use.
(6)	During fiscal 2012, Mr. Alderson was provided with a housing and travel allowance to cover costs associated with commuting to Nashville, TN from his permanent residence in Jackson, TN.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan based awards to each of our named executive officers during our fiscal year ended February 2, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Options
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)	Options (#) (3)	Awards ($ / Sh)	Awards (4)
Robert E. Alderson	3/30/2012	272,500	545,000	1,090,000
	5/30/12					35,000	10.93	$202,650
	5/30/12				14,000			$153,020

W. Michael Madden	3/30/2012	129,375	258,750	517,500
	5/30/12					30,000	10.93	$173,700
	5/30/12				12,000			$131,160

Michelle R. Graul	3/30/2012	90,000	180,000	360,000
	5/30/12					22,500	10.93	$130,275
	5/30/12				9,000			$98,370

(1)	The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s cash bonus program for the fiscal year ended February 2, 2013. The bonus threshold amount was not achieved; therefore, no amounts were paid to our named executive officers under the non-equity incentive plan for the year ended February 2, 2013.
(2)	The amounts in the column under “All Other Stock Awards” represent shares of restricted stock awarded under the Company’s 2002 Equity Incentive Plan, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.
(3)	The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.
(4)	The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information about the outstanding equity awards as of February 2, 2013 for the executive officers named in our Summary Compensation Table.

	Option Awards(1)					Stock Awards(2)
							Market
						Number of	Value of
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option / Unit Grant	Option Expiration	Shares or Units of Stock that have not Vested	Shares or Units of Stock that have not Vested
Name	Exercisable(3)	Unexercisable	($)	Date	Date	(#)	($)
Robert E. Alderson(4)	50,000	—	6.54	5/9/2006	5/9/2016
	50,000	—	2.03	7/25/2008	7/25/2018
	110,000	—	8.90	6/8/2009	6/8/2019
	27,191	9,059	19.06	6/8/2010	6/8/2020	14,500	164,285
	12,502	12,498	12.33	6/1/2011	6/1/2021	10,000	113,300
	8,750	26,250	10.93	5/30/12	5/30/2022	14,000	158,620

W. Michael Madden(5)	5,000	—	18.55	8/28/2003	8/28/2013
	25,000	—	10.90	3/2/2005	3/2/2015
	20,834	—	2.03	7/25/2008	7/25/2018
	75,000	—	8.90	6/8/2009	6/8/2019
	21,754	7,246	19.06	6/8/2010	6/8/2020	11,600	131,428
	10,000	10,000	12.33	6/1/2011	6/1/2021	8,000	90,640
	7,500	22,500	10.93	5/30/2012	5/30/2022	12,000	135,960

Michelle R. Graul(6)	15,000	—	6.54	5/9/2006	5/9/2016
	35,000	—	8.90	6/5/2009	6/8/2019
	16,873	5,627	19.06	6/8/2010	6/8/2020	9,000	101,970
	7,502	7,498	12.33	6/1/2011	6/1/2021	6,000	67,980
	5,625	16,875	10.93	5/30/2012	5/30/2022	9,000	101,970

(1)	Mr. Alderson’s June 8, 2009 option grant vested according to the following schedule: 50% vesting on the first anniversary of the grant date and an additional 12.5% at the end of each of the following four calendar quarters. With respect to Mr. Alderson’s, Mr. Madden’s, and Ms. Graul’s June 8, 2010, June 1, 2011, and May 30, 2012 option grants, such grants vest over a term of four years with one fourth of the grant vesting on the first anniversary of the grant date with the remaining vesting over the succeeding 12 quarters. All other options vest according to the following schedule: 33.33% vesting on the first anniversary of the grant date and an additional 8.33% at the end of each of the following eight calendar quarters. All options expire on the tenth anniversary of the grant date.
(2)	Stock awards shown in this table all vest 100% on the third anniversary of the grant date.
(3)	Exercisable as of June 1, 2013.
(4)	Mr. Alderson was granted 14,500 restricted stock units on June 8, 2010, 10,000 restricted stock units on June 1, 2011, and 14,000 restricted stock units on May 30, 2012 under our 2002 Equity Incentive Plan.
(5)	Mr. Madden was granted 11,600 restricted stock units on June 8, 2010, 8,000 restricted stock units on June 1, 2011, and 12,000 restricted stock units on May 30, 2012 under our 2002 Equity Incentive Plan.
(6)	Ms. Graul was granted 9,000 restricted stock units on June 8, 2010, 6,000 restricted stock units on June 1, 2011, and 9,000 restricted stock units on May 30, 2012 under our 2002 Equity Incentive Plan.

Option Exercises and Stock Vested during Fiscal 2012

There were no options exercised by, or stock awards vested to, our named executive officers during fiscal 2012.

Nonqualified Deferred Compensation for Fiscal 2012

Effective March 1, 2005, the Company adopted The Executive Non-Qualified Excess Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is available for certain employees whose benefits under the Company’s 401(k) retirement plan are limited due to provisions of the Internal Revenue Code.

The following table provides information about defined contribution and other plans that provide for the deferral of compensation on a basis that is not tax-qualified by each of the executive officers named in our summary compensation table:

Name	Plan/Agreement	Executive Contribution in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert E. Alderson	Deferred compensation	54,788	6,403	2,020	—	279,978
W. Michael Madden	Deferred compensation	9,366	5,173	24,106	—	189,350
Michelle R. Graul	Deferred compensation	12,778	6,403	492	—	64,556

(1)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the Salary column.
(2)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the All Other Compensation column. These amounts are also separately identified in the All Other Compensation table.
(3)	Other than amounts attributable to market rate earnings, the amounts listed in this column have been reported in the Summary Compensation Table above for fiscal 2012 or in previous years.

Employment Arrangements and Post-Employment Compensation and Benefits

We do not maintain a general severance plan, and except as otherwise discussed in this section, there are no provisions for severance or change of control payments for our executive officers. Our 2002 Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. The Board of Directors may, in its sole discretion, cause all outstanding options to become fully vested and immediately exercisable in the event of a change of control. Except as otherwise discussed in this section, there are no change of control vesting acceleration provisions included with any of our stock compensation grants and any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits to which our executive officers are entitled are set forth below.

Robert E. Alderson, President and Chief Executive Officer

In May of 2006, the Compensation Committee approved a letter agreement with our President and Chief Executive Officer, Mr. Alderson, providing for certain severance benefits upon his separation from service with us. Pursuant to this agreement, upon his separation from the Company for any reason, Mr. Alderson will receive a single sum payment equal to the discounted present value of 24 monthly payments equal to 1/12 of his then-annual base salary. Additionally, the agreement provides for the continuation of group health benefits through COBRA or otherwise through the Company until the age of 72. The value of these benefits was reflected in the “All Other Compensation” column of the Summary Compensation Table in the Proxy Statement for our 2007 Annual Meeting. The payment of such benefits is subject to Mr. Alderson providing the Company with a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 2, 2013, Mr. Alderson’s payments and benefits have an estimated value of:

Type of Separation	Guaranteed Severance Benefit(1)	Welfare Benefit Continuation(2)	Company-Provided Life Insurance Proceeds(3)	Total
Death	$1,018,119	$23,332	$50,000	$1,091,446
Termination without Cause or resignation for Good Reason	$1,068,119	$51,523	—	$1,119,642
Any other form of separation	$1,068,119	$51,523	—	$1,119,642

(1)	In the event of that Mr. Alderson separates from the Company for any reason, Mr. Alderson, or his estate, would be entitled to his severance benefit of a lump sum payment equal to the discounted present value of 24 monthly payments, each representing 1/12 of his base salary. If the separation is the result of Mr. Alderson’s death, this severance benefit will be offset by the value of the Company-provided life insurance policy. The amount included represents the discounted present value of a 24 month payment stream based on his annual salary level as of February 2, 2013, offset by the $50,000 value of the Company-provided life insurance policy for Mr. Alderson in the event of death.
(2)	Represents the value of Company payments of premiums related to health insurance for Mr. Alderson and his spouse. The amount has been computed to equal the present value of such estimated payments that will be made until Mr. Alderson reaches the age of 72.
(3)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

W. Michael Madden, Senior Vice President and Chief Financial Officer

In April 2008, the Compensation Committee approved a letter agreement with Mr. Madden which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation for good reason. Under these circumstances, Mr. Madden would be entitled to severance pay equal to his then-current base salary and continuation of health benefits through COBRA for a period of six months. The payment of any such benefits would be subject to Mr. Madden providing the Company with a general release of claims in a form reasonably prescribed by the Company.

In April 2013, the Compensation Committee revisited Mr. Madden’s letter agreement and noted that the amount of his severance rights were disproportionately small relative to both those of Ms. Graul and, in the experience of the Compensation Committee, similarly situated executives at other comparable enterprises. Accordingly, the Compensation Committee amended the letter agreement to increase from six to 12 months the duration of salary and benefit continuation due upon a severance event.

Assuming one of the following events occurred on February 2, 2013, Mr. Madden’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	—	—	$50,000	$50,000
Termination without Cause or resignation for Good Reason	$172,500	$4,254	—	$176,754
(1)	Represents the value of Company payments of premiums related to health insurance for Mr. Madden and his family.
(2)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

In accordance with SEC rules, the calculations in the table above reflect Mr. Madden’s severance rights as of February 2, 2013, the last day of fiscal 2012. Because of the April 2013 amendment of Mr. Madden’s letter agreement (as described above), if his employment ceases in the future due to a termination without cause or a resignation with good reason, the salary and welfare benefit continuation then due to him will be larger than illustrated in the table above (twice as much, based on current pay rates).

Michelle R. Graul, Senior Vice President of Store Operations and Human Resources

When Ms. Graul joined the company in 2005, the Company entered into an Employment Agreement with her, which provides for certain post-employment benefits in the event of a termination of her employment by us without cause or resignation for good reason. Under these circumstances, Ms. Graul would be entitled to cash severance equal to her average total cash compensation for the three preceding years, payable over twelve months, and continuation of group health benefits for 12 months. In that case, she would also be restricted from competing with us for 12 months. We may elect to extend that non-competition period for up to an additional 12 months by extending her severance benefits for an equivalent period.

If Ms. Graul resigns from employment without good reason, we may elect to impose non-competition restrictions on her for up to 12 months by paying her the severance benefits described above for an equivalent period. If Ms. Graul is terminated for cause, she will be restricted from competing with us for 12 months (without any payment from us).

The payment of any severance benefits to Ms. Graul is conditioned on her execution of a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 2, 2013, Ms. Graul’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation		Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	—		—	$50,000	$50,000
Termination without Cause or resignation for Good Reason	$343,192	(3)	$8,508	—	$351,700

(1)	Represents the value of Company payments of premiums related to health insurance for Ms. Graul and her family.
(2)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.
(3)	Assumes that we do not elect to extend her non-compete obligations beyond the 12 month default period.

Other Compensation Matters

Stock Ownership Guidelines

We do not have a formal policy in place stipulating levels of share ownership for executives. The Board of Directors and the Compensation Committee encourage employee stock ownership through the granting of equity compensation and through the Company’s Employee Stock Purchase Plan. Additionally, our President and Chief Executive Officer, Mr. Alderson, has a material ownership position in the Company. The Board of Directors and the Compensation Committee will continue to evaluate the lack of a formal policy and guidelines on executive ownership of Company stock.

Compensation Risk Analysis

Our Compensation Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Compensation Committee seeks to mitigate such risk by (i) providing a meaningful portion of total compensation in the form of equity incentives that vest over multiple years, and (ii) capping annual cash bonuses for named executive officers at 200%, 150% and 120% of base salary for Mr. Alderson, Mr. Madden and Ms. Graul, respectively. Each of these elements is intended to encourage an appropriately long-term focus. Moreover, while we have not implemented a stock ownership guideline for our management team, we note that Mr. Alderson, our Chief Executive Officer, already maintains a substantial direct stock ownership position; we believe that his ownership position provides a significant incentive for him to ensure that his actions, and the actions of his team, are focused on the creation of sustainable shareholder value and the avoidance of excessive risk.

VII. RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

We have a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.

Under the terms of our related party transaction policy, the Audit Committee will only approve a Related Party Transaction if it is determined that the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders. Any director or officer with an interest in a related party transaction is expected to recuse him or herself from considering the matter and voting upon it. In all cases, a director or officers with an interest in a Related Party Transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

When reviewing a Related Party Transaction, the Audit Committee will use any process and review any information that it determines to be appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to the Company; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to use from an unrelated their party. All Related Party transactions will be disclosed in accordance with SEC rules.

In the event that we become aware of a Related Party Transaction that was not previously approved or ratified by the Audit Committee, we will evaluate all options available with respect to that transaction, including ratification, revision or termination.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy; or

•

the Chairperson of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

During fiscal 2012, we identified the following related party activity, which has been previously approved by the Audit Committee:

Real Estate Lease

The Company leases 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee from Vann Drive Partners, a joint venture in which each of Carl Kirkland and Miles Kirkland, each a member of our Board of Directors, and Robert Alderson, our President and Chief Executive Officer and member of our Board of Directors, hold minority equity positions. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The Company exercised the first 5-year renewal option. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2012, the Company paid total rent and ancillary charges under the lease of $187,586. This lease has been reviewed and approved by our Board of Directors and Audit Committee. Management considers the terms of this lease to be at arms-length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

Vendor Agreement

In July 2009, the Company entered into a Vendor Agreement with a related party vendor to purchase merchandise inventory. The vendor is considered a related party because its principal owner is the spouse of the Company’s Vice President of Merchandising. During fiscal 2012, the Company’s purchases from this vendor totaled approximately $28.1 million, or 12.7% of total merchandise purchases. Payable amounts outstanding to this vendor were approximately $2.2 million as of February 2, 2013.

VIII. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2012, all Reporting Persons were in compliance with Section 16(a) filing requirements, except Miles Kirkland filed a Form 5 late with respect to three gifts of securities and Carl Kirkland filed a Form 5 late with respect to two gifts of securities.

Independent Registered Public Accounting Firm

The Audit Committee has selected E&Y to be the Company’s independent registered public accounting firm for fiscal 2013. Representatives of E&Y are expected to be present at the annual meeting on June 4, 2013 and will be given an opportunity to make a statement if they desire to do so. In addition, representatives of E&Y will be available to respond to appropriate questions at that time.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with E&Y, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended February 2, 2013 filed with the SEC.

The Audit Committee

R. Wilson Orr, III, Chairman

Miles T. Kirkland

Ralph T. Parks

Murray M. Spain

Audit and Non-Audit Fees

The aggregate fees billed for services rendered by our current independent registered public accounting firm, E&Y, during fiscal 2012 and during fiscal 2011, were as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees(1):	$690,000	$653,837
Audit-Related Fees(2):	—	—
Tax Fees(3):	194,753	264,373
All Other Fees(4):	—	—

TOTAL	$884,753	$918,210

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, and reviews of the Company’s quarterly financial statements. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.
(2)	Audit-Related Fees consist of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.
(4)	All Other Fees consist of fees billed for all other services.

Pre-Approval Policy

The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General

Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level require specific pre-approval by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent registered public accounting firm. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services

Any services to be performed by the independent registered public accounting firm not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

Shareholder Proposals for the 2014 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2014 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2014 Annual Meeting or any other proposal for consideration at the 2014 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 6, 2014 and April 5, 2014.

In addition to being able to present proposals for consideration at the 2014 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2014 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 31, 2013, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2014 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2014 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between March 6, 2014 and April 5, 2014 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, TN 37214, Attention: W. Michael Madden, Senior Vice President, Chief Financial Officer and Secretary.

Annual Report

A copy of the Company’s Annual Report to Shareholders for fiscal year 2012 accompanies this proxy statement.

The Company will provide to each person solicited without charge, except for exhibits upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended February 2, 2013. Requests should be directed to Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden.

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholder who objects to or wishes to begin householding may notify Investor Relations, Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

W. MICHAEL MADDEN
Senior Vice President,
Chief Financial Officer and Secretary

Appendix A

KIRKLAND’S, INC.

AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

(Amended and Restated Effective June 4, 2013)

1.	Purpose; Definitions.

The purpose of the Kirkland’s, Inc. Amended and Restated 2002 Equity Incentive Plan (the “Plan”) are to (a) enable Kirkland’s, Inc. (the “Company”) and its affiliated companies to recruit and retain highly qualified employees, directors and consultants; (b) provide those employees, directors and consultants with an incentive for productivity; and (c) provide those employees, directors and consultants with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, the following initially capitalized words and phrases have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Award” means the grant of Options, SARs, Restricted Shares, Restricted Share Units or Performance Awards pursuant to the provisions of the Plan.

(b) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 2, references in this Plan to the “Board” will be deemed to also refer to that Committee in connection with administrative matters to be performed by that Committee.

(d) “Cause” exists when a Participant (as determined by the Board, in its sole discretion):

(i) engages in any type of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement, or otherwise breaches any fiduciary duty owed to the Company;

(ii) is convicted of a felony or a misdemeanor involving moral turpitude;

(iii) enters a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

(iv) discloses any proprietary information belonging to the Company without the consent of the Company; or

(v) breaches any agreement with or duty to the Company.

However, notwithstanding the foregoing, if an Participant is bound by the terms of an employment agreement with the Company or any Subsidiary that includes a definition of “cause,” the determination of whether that Participant has been terminated for “Cause” will be made in accordance with that employment agreement.

(e) “Change in Control” means (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by shareholders of the Company, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding capital stock of the Company to one or more persons, (ii) the sale of substantially all the assets of the Company, or (iii) the liquidation or dissolution of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g) “Committee” means a committee appointed by the Board in accordance with Section 2 of this Plan.

(h) “Director” means a member of the Board.

(i) “Disability” means a condition rendering a Participant Disabled.

(j) “Disabled” means, with respect to any Participant (i) entitled to benefits under a long-term disability policy or program of the Company, or (ii) if the Participant is not covered by any such policy or program, when the Participant is prevented by a physical or mental impairment from engaging in any substantial, gainful activity for a period of at least six (6) months, as determined by the Board, in its sole and absolute discretion; provided, however, notwithstanding the foregoing, if an Participant is bound by the terms of an employment agreement with the Company or any Subsidiary that includes a definition of “disabled” or disability,” the determination of whether that Participant is “Disabled” for purposes of this Plan will be made in accordance with that employment agreement.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, as of any date: (i) the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the last preceding date on which there were reported Share prices; or (ii) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Shares as reported by The Nasdaq Stock Market on such date, or if no Share prices are reported on such date, the closing price of the Shares on the last preceding date on which there were reported Share prices; or (iii) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange or traded on The Nasdaq Stock Market, the Fair Market Value will be determined by the Board acting in its discretion, which determination will be conclusive.

(m) “Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(n) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board may, to the extent necessary to comply with Section 162(m) of the Code or regulations thereunder, require each “Non-Employee Director” to also be an “outside director,” as that term is defined in regulations under Section 162(m) of the Code.

(o) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(p) “Option” means any option to purchase Shares (including Restricted Shares, if the Board so determines) granted pursuant to Section 5 hereof.

(q) “Participant” means an employee, consultant or director of the Company or a Subsidiary to whom an Award is granted.

(r) “Performance Award” means an Award granted pursuant to Section 9 hereof.

(s) “Restricted Shares” means Shares that are subject to restrictions pursuant to Section 8 hereof.

(t) “Restricted Share Unit” means a contractual right that entitles the Participant, subject to the restrictions in Section 8 hereof, to receive one Share.

(u) “SAR” means a share appreciation right granted under the Plan and described in Section 6 hereof.

(v) “Share” means a share of common stock, no par value, of the Company, subject to substitution or adjustment as provided in Section 3(c) hereof.

(w) “Subsidiary” means, in respect of the Company, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code.

2.	Administration.

The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder.

Any Committee established under this Section 2 shall consist of one or more members of the Board (who may also be officers of the Company); provided that, for purposes of the grant and administration of Awards to members of the Board or “officers” of the Company (within the meaning of Section 16 of the Exchange Act), any Committee appointed by the Board will be composed solely of two or more Non-Employee Directors. From time to time the Board may increase the size of any Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefore, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

Members of the Board who are eligible for Awards or have received Awards may vote on any matters affecting the administration of the Plan or the grant of Awards, except that no such member will act upon the grant of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or Committee during which action is taken with respect to the grant of Awards to himself or herself.

The Board will have full authority to grant Awards under this Plan. In particular, but without limitation, the Board will have the authority:

(a) to select the persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in Section 4);

(b) to determine the type of Award to be granted hereunder;

(c) to determine the number of Shares, if any, to be covered by each such Award;

(d) to establish the terms of each Award Agreement;

(e) to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(f);

(f) subject to Section 9 hereof, establish the performance conditions relevant to any Award and certify whether such performance conditions have been satisfied following the end of the relevant performance period;

(g) to determine whether and under what circumstances an Award may be settled in cash; and

(h) accelerate the vesting or exercisability of an Award, to extend the post-termination exercise period of an Award and to otherwise modify or amend the terms of an Award, subject to Section 10.

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to interpret the terms and provisions of the Plan and any Award Agreement; and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Participants. No member of the Board will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

3.	Shares Subject to the Plan.

(a) Shares Subject to the Plan. The Shares to be subject or related to awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be the subject of awards under the Plan is 3,500,000 and the Company will reserve for the purposes of the Plan such number of Shares. All Shares authorized for issuance hereunder may be issued in respect of Incentive Stock Options. No Participant will receive Options or SARs with respect to more than 500,000 Shares in any calendar year. The maximum number of Shares issuable to any Participant in any one calendar year with respect to Performance Awards denominated in Shares will be 500,000. The maximum amount payable to any Participant in any one calendar year with respect to Performance Awards denominated in cash will be $1,600,000.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that an Award expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with the expired, terminated, canceled or forfeited portion of the Award will again become available for grant under the Plan. If any Share is received in satisfaction of the exercise price payable upon exercise of an Option, or if the issuance of any Share is withheld pursuant to Section 15(d) in settlement of a tax obligation associated with an Award, that Share will become available for grant under the Plan.

(c) Other Adjustment. In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction (including, without limitation, any “corporate transaction,” within the meaning of Treasury Regulation § 1.424-1(a)(3)), substitutions or adjustments will be made by the Board: (i) to the aggregate number, class and/or issuer of the securities reserved for issuance under the Plan; (ii) to the number, class and/or issuer of securities subject to outstanding Awards; and (iii) to the exercise price of outstanding Options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction. For avoidance of doubt, a substitution or adjustment that reflects equitably the effects of a given event or transaction will include (but will not be limited to) any substitution or adjustment consistent with the requirements of Treasury Regulation § 1.424-1(a) or any successor provision.

(d) Change Control. Notwithstanding anything to the contrary set forth in this Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part; (ii) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control; (iii) cancel any Option in exchange for an option to purchase common stock of any successor corporation, which new option satisfies the requirements of Treas. Reg. § 1.425-1(a)(4)(i) (without regard to whether the original Option was intended to be an Incentive Stock Option), (iv) cancel any Restricted Shares, Restricted Share Unit or SARs in exchange for a restricted shares, restricted share units or stock appreciation rights with respect to the capital stock of any successor corporation or its parent, (v) redeem any Restricted Share or Restricted Share Unit for cash and/or other substitute consideration with a value equal to the Fair Market Value on the date of the Change in Control, and/or (vi) cancel any Option or SAR in exchange for cash and/or other substitute consideration with a value equal to the (A) the number of Shares subject to that Option or SAR, multiplied by (B) the difference between the Fair Market Value on the date of the Change in Control and the exercise price of that Option or SAR, provided, that if the Fair Market Value on the date of the Change in Control does not exceed the exercise price of any such Option or SAR, the Board may cancel that Option or SAR without any payment of consideration therefor.

In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

4.	Eligibility.

Employees, directors, consultants and other individuals who provide services to the Company or its Subsidiaries are eligible to be granted Awards. Persons who are not employees of the Company or a Subsidiary are eligible to be granted Awards, but are not eligible to be granted Incentive Stock Options.

5.	Options.

Options may be either: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. The Award Agreement evidencing any Option will incorporate the following terms and conditions and may contain such additional terms and conditions (not inconsistent with the terms of this Plan) as the Board deems appropriate, in its sole discretion:

(a) Option Price. The exercise price per Share purchasable under any Option will not be less than 100% of the Fair Market Value on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary will have an exercise price per Share of not less than 110% of Fair Market Value on the date of the grant.

(b) Option Term. The term of each Option will be fixed by the Board, but no Option will be exercisable more than ten (10) years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary may not have a term of more than five (5) years. No Option may be exercised by any person after expiration of the term of the Option.

(c) Method of Exercise. Subject to the terms of the applicable Award Agreement and the termination provisions set forth in Section 7, Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will be satisfied by the withholding of Shares otherwise issuable upon such exercise, such that the number of Shares issued upon such exercise will be equal to: (i) the product of (A) the number of Shares as to which the Option is then being exercised, and (B) the excess of (1) the then current Fair Market Value over (2) the Option exercise price, divided by (ii) the then current Fair Market Value.

No Shares will be issued upon exercise of an Option until full payment therefore has been made. A Participant will not have the right to distributions or dividends or any other rights of a shareholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 15(a) hereof.

(d) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the chronological order in which they were granted. Any Option not meeting such limitation will be treated for all purposes as a Non-Qualified Stock Option.

(e) Termination of Employment. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 7 with respect to exercise following termination of employment.

(f) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option, no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and all Options will be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative.

6.	Stock Appreciation Rights.

(a) Grant. The grant of an SAR provides the holder the right to receive the appreciation in value of Shares between the date of grant and the date of exercise. SARs may be granted alone (“Stand-Alone SARs”) or in conjunction with all or part of any Option (“Tandem SARs”). In the case of a Non-Qualified Stock Option, a Tandem SAR may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, a Tandem SAR may be granted only at the time of the grant of such Option.

(b) Exercise.

(i) Tandem SARs. A Tandem SAR or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related Option or portion thereof, except that, unless otherwise determined by the Board, in its sole discretion at the time of grant, a Tandem SAR granted with respect to less than the full number of Shares covered by a related Option will be reduced only after such related Option is exercised or otherwise terminated with respect to the number of Shares not covered by the Tandem SAR.

A Tandem SAR may be exercised by a Participant by surrendering the applicable portion of the related Option, only at such time or times and to the extent that the Option to which such Tandem SAR relates will be exercisable in accordance with the provisions of Section 5 and this Section 6. Options which have been so surrendered, in whole or in part, will no longer be exercisable to the extent the related Tandem SARs have been exercised.

Upon the exercise of a Tandem SAR, a Participant will be entitled to receive, upon surrender to the Company of all (or a portion) of an Option in exchange for cash and/or Shares, an amount equal to the excess of (A) the Fair Market Value, as of the date such Option (or such portion thereof) is surrendered, of the Shares covered by such Option (or such portion thereof) over (B) the aggregate exercise price of such Option (or such portion thereof).

Upon the exercise of a Tandem SAR, the Option or part thereof to which such Tandem SAR is related, will be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of Shares to be issued under the Plan, but only to the extent of the number of Shares issued under the Tandem SAR at the time of exercise based on the value of the Tandem SAR at such time.

A Tandem SAR may be exercised only if and when the Fair Market Value exceeds the per Share exercise price of such Option.

(ii) Stand-Alone SARs. A Stand-Alone SAR may be exercised by a Participant giving notice of intent to exercise to the Company, provided that all or a portion of such Stand-Alone SAR will have become vested and exercisable as of the date of exercise.

Upon the exercise of a Stand-Alone SAR, a Participant will be entitled to receive, in either cash and/or Shares, an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such SAR (or portion of such SAR) is exercised, of the Shares covered by such SAR (or portion of such SAR) over (B) the Fair Market Value of the Shares covered by such SAR (or a portion of such SAR) as of the date such SAR (or a portion of such SAR) was granted.

(c) Terms and Conditions. The Award Agreement evidencing any SAR will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) Term of SAR. Unless otherwise specified in the Award Agreement, the term of a Tandem SAR will be identical to the term of the associated Option, and the term of a Stand-Alone SAR will be ten (10) years.

(ii) Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Board at the time of grant; provided that, unless otherwise specified in the Award Agreement, a Tandem SAR will vest and become exercisable in the same manner and at the same time as the associated Option.

(iii) Termination of Employment. Unless otherwise specified in the Award Agreement, SARs will be subject to the terms of Section 7 with respect to exercise upon termination of employment.

7.	Termination of Service.

Unless otherwise specified with respect to a particular Award, Options or SARs granted hereunder will remain exercisable after termination of employment only to the extent specified in this Section 7.

(a) Termination by Reason of Death. If a Participant’s service with the Company or any Subsidiary terminates by reason of death, any Option or SAR held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine, at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, (ii) if not specified by the Board, then one year from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option or SAR.

(b) Termination by Reason of Disability. If a Participant’s service with the Company or any Subsidiary terminates by reason of Disability, any Option or SAR held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, (ii) if not specified by the Board, then one year from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option or SAR.

(c) Cause. If a Participant’s service is terminated for Cause: (i) any Option or SAR not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d) Other Termination. If a Participant’s service with the Company or any Subsidiary terminates for any reason other than death, Disability, or Cause, any Option or SAR held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination or on such accelerated basis as the Board may determine at or after the time of grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option or SAR; provided, however, that if the Board does not specifically provide for any post-termination exercise period, then any Option or SAR held by such terminated Participant will expire immediately upon the date of such termination.

8.	Restricted Shares and Restricted Share Units.

(a) Issuance. Restricted Shares and Restricted Share Units may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Shares or Restricted Share Units may be subject to forfeiture, and all other conditions of such Awards.

(b) Awards and Certificates. The Award Agreement evidencing the grant of any Restricted Shares or Restricted Share Units will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion. The prospective recipient of an Award of Restricted Shares or Restricted Share Units will not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. The purchase price for Restricted Shares or Restricted Share Units may, but need not, be zero.

Any share certificate issued in connection with an Award of Restricted Shares will bear the following legend and/or any other legend required by this Plan, the Award Agreement, the Company’s shareholders’ agreement, if any, and any applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE KIRKLAND’S, INC. AMENDED AND RESTATED 2002 INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND KIRKLAND’S, INC. COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF KIRKLAND’S, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Any certificates evidencing Restricted Shares shall be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition of any Restricted Share award, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Restricted Shares or Restricted Share Units awarded pursuant to this Section 8 will be subject to the following restrictions and conditions, as applicable:

(i) During a period commencing with the date of an Award of Restricted Shares and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Shares or Restricted Share Units upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this Paragraph (ii) or Section 8(c)(i), once Restricted Shares have been issued to a Participant, the Participant will have, with respect to those Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, as determined at the time of award, may permit or require the payment of cash distributions or dividends to be deferred and, if the Board so determines, reinvested in additional Restricted Shares to the extent Shares are available under Section 3 of the Plan. Any distributions or dividends paid in the form of securities with respect to Restricted Shares will be subject to the same terms and conditions as the Restricted Shares with respect to which they were paid, including, without limitation, the same Restriction Period. A Participant whose Award consists of Restricted Share Units shall not have the right to vote or receive dividend equivalents with respect to such Restricted Share Units.

(iii) Subject to the applicable provisions of the Award Agreement, if a Participant’s service with the Company terminates prior to the expiration of the Restriction Period, all of that Participant’s Restricted Shares or Restricted Share Units that then remain subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period (or if and when the restrictions applicable to Restricted Shares lapse, pursuant to Sections 3(d)), any certificates representing such Shares will be replaced with new certificates, without the portion restrictive legends described in Section 8(b) applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

9.	Performance Based Awards.

(a) Performance Awards Generally. The Board may grant Performance Awards in accordance with this Section 9. Performance Awards may be denominated in Shares or cash and may be earned based upon achievement or satisfaction of performance conditions specified by the Board. In addition, the Board may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such performance conditions as may be specified by the Board. Subject to Section 9(b), the Board may use such business criteria or other measures of performance as it may deem appropriate in establishing the relevant performance conditions and may, in its discretion, adjust such criteria from time to time.

(b) Qualified Performance-Based Compensation Under Section 162(m). Performance Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code will be granted by a Committee composed solely of two or more “outside directors” (as that term is defined in regulations under Section 162(m) of the Code) and will be subject to the terms of this Section 9(b).

(i) Performance Goals. The grant, vesting and/or settlement of a Performance Award subject to this Section 9(b) will be contingent upon achievement, during a specified performance period, of one or more of the following business criteria (subject to adjustment in accordance with Section 9(b)(ii), below): (1) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, market share, operating income, income before income taxes, net income, pretax income before allocation of corporate overhead and bonus, earnings before income tax, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (2) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including that attributable to continuing and/or other operations; (3) the attainment of certain target levels of, or a specified increase in, operational cash flow; (4) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other specified offsets; (5) the attainment of a specified level of, or specified percentage increase in, earnings per share or earnings per share from continuing operations; (6) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or assets; (7) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (8) appreciation in and/or maintenance of certain target levels in the Fair Market Value; (9) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or rate of increase in all or a portion of specified expenses. The performance goals for a particular performance period need not be the same for all Participants.

(ii) Adjustments to Performance Goals. The Committee may provide, at the time performance goals are established in accordance with Section 9(b)(i), that adjustments will be made to those performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (1) gain or loss from all or certain claims and/or litigation and insurance recoveries, (2) the impairment of tangible or intangible assets, (3) stock-based compensation expense, (4) extraordinary items, (5) restructuring activities reported in the Company’s public filings, (6) investments, dispositions or acquisitions, (7) loss from the disposal of certain assets, (8) gain or loss from the early extinguishment, redemption, or repurchase of debt, (9) cash or non-cash charges related to store closing expenses, (10) changes in accounting principles, or (11) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. For purposes of item (4) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated at the time performance goals are established. In addition, adjustments will be made as necessary to any performance goals related to the Company’s capital stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s capital stock.

(iii) Absolute or Relative Measurements. Performance goals and adjustments thereto may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, affiliates, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

(c) Other Terms of Performance Awards. The Board may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including without limitation the treatment of that Award in the event of a Change in Control prior to the end of the applicable performance period.

10.	Amendments and Termination.

The Board may amend, alter or discontinue the Plan at any time, but, except as otherwise provided in Section 3(d) of the Plan, no amendment, alteration or discontinuation will be made that would impair the rights of a Participant with respect to an Award that is outstanding under the Plan without the Participant’s consent, or that, without the approval of such amendment within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of the Company’s outstanding voting shares is present (either in person or by proxy), would: (i) increase the total number of Shares reserved for the purposes of the Plan (except as otherwise provided in Section 3(c)), or (ii) change the persons or class of persons eligible to receive Awards.

11.	Prohibition on Repricing Programs.

The Company will not implement any cancellation/re-grant program pursuant to which outstanding Options or SARs are cancelled and replaced with new Options or SARs with a lower exercise price per Share or otherwise reduce the exercise price of outstanding Options or SARs (other than pursuant to Section 3(c)) without approval of majority of the votes cast at a duly held shareholder meeting.

12.	Limits on Transferability; Beneficiaries.

No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Board may, in its discretion, provide that Awards (other than Incentive Stock Options) are transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouses) or to trusts for the benefit of such immediate family members and/or the Participant. In addition, a Participant may, in the manner established by the Board, designate a beneficiary to exercise the rights of the Participant, and to receive any distribution payable with respect to an

Award, upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Board, and to any additional restrictions deemed necessary or appropriate by the Board.

13.	Liability of Company.

(a) If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction over the issuance of Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue those Shares.

(b) If Shares subject to an Award exceed, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, that Award will be contingent with respect to such excess Shares, on the effectiveness under applicable law of a sufficient increase in the number of Shares subject to this Plan.

(c) The Company will pay all amounts payable under this Plan only to the applicable Participant, or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Participant or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

14.	Unfunded Status of Plan.

The Plan is intended to be “unfunded.” With respect to any payments not yet made to a Participant by the Company, nothing contained herein will give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards.

15.	General Provisions.

(a) The Board may require any Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. Any certificate evidencing an Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities laws.

All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable Federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The adoption of the Plan will not confer upon any person the right to continued employment or engagement by the Company or such Subsidiary, nor will it interfere in any way with the right of the Company or such Subsidiary to terminate the employment or engagement of any of its service providers at any time.

(d) No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant will pay to the Company, or make arrangements satisfactory to the Board regarding the payment, of any Federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under this Plan are conditioned on such payment or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

(e) The Company makes no representations or warranties concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state or local tax law.

(f) By acceptance of any Award, a Participant will be deemed to acknowledge that such Award will be subject to any clawback policy adopted by the Company, as in effect from time to time.

16.	Effective Date of Plan.

This amended and restated Plan will become effective on the date that it is duly approved by the Company’s stockholders.

17.	Term of Plan.

This Plan will continue in effect until terminated in accordance with Section 10; provided, however, that no Incentive Stock Option will be granted hereunder on or after the tenth (10th) anniversary of the date of the most recent shareholder approval of the Plan; but provided further, that Incentive Stock Options granted prior to such tenth (10th) anniversary may extend beyond that date.

18.	Invalid Provisions.

In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

19.	Governing Law.

This Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Tennessee, without regard to the application of the principles of conflicts of laws.

20.	Board Action.

Notwithstanding anything to the contrary set forth in this Plan, any and all actions of the Board taken under or in connection with this Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

(i) the Company’s Articles of Incorporation (as the same may be amended and/or restated from time to time);

(ii) the Company’s Bylaws (as the same may be amended and/or restated from time to time); and

(iii) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).

21.	Notices.

Any notice to be given to the Company pursuant to the provisions of the Plan will be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant will be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Award Agreement, or at such other address as such Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five (5) days after the date of the mailing (which will be by regular, registered or certified mail). Delivery of a notice by telecopy (with confirmation) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received.

KIRKLAND’S, INC.

Proxy Solicited on Behalf of The Board of Directors of Kirkland’s, Inc.

for the Annual Meeting of Shareholders to be held on June 4, 2013

The undersigned, revoking all previous proxies, hereby appoints Robert E. Alderson and W. Michael Madden and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Kirkland’s, Inc. to be held on June 4, 2013, and at any adjournment or postponement thereof.

1. Election of Directors:

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2016 Annual Meeting:			Murray M. Spain Ralph T. Parks

(Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

2. Ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for fiscal 2013:

☐	FOR
☐	AGAINST
☐	ABSTAIN
3. To approve the amended and restated Kirkland’s, Inc. 2002 Equity Incentive Plan:

☐	FOR
☐	AGAINST
☐	ABSTAIN
4. To approve, on an advisory basis, compensation for our named executive officers:

☐	FOR
☐	AGAINST
☐	ABSTAIN

Please date and sign our Proxy on the reverse side and return it promptly.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED KIRKLAND’S, INC. 2002 EQUITY INCENTIVE PLAN AND “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Shareholder

Signature of Shareholder

Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 4, 2013.

THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.